Exhibit 3.54

GLADIOLI ENTERPRISES SDN BHD

AND

OLYMPUS PACIFIC MINERALS NZ LIMITED

AND

LING LEE SOON

________________________________________________
AGREEMENT FOR SALE AND PURCHASE OF SHARES
IN NORTH BORNEO GOLD SDN BHD
________________________________________________

CLAYMORE PARTNERS LIMITED
BARRISTERS & SOLICITORS
Level 2, Claymore House
63 Fort Street
Auckland
Ph:  (9) 379 3163
Fax:  (9) 379 3164
Email: general@claymore.co.nz

DATED	2010

PARTIES

1.
GLADIOLI ENTERPRISES SDN BHD, a company incorporated in Malaysia under Company No. 89270-K and having its registered office at Level 1, Lot 348, Section 50, Jalan Padungan Utara, 93100 Kuching, Sarawak, Malaysia (“the Vendor”).

2.
OLYMPUS PACIFIC MINERALS NZ LIMITED, a company incorporated in New Zealand under Company No 2338614 and having its registered office at Level 11, 57 Fort Street, Auckland, New Zealand or nominee (“the Purchaser”).

3.	LING LEE SOON (Malaysian Identity Card No. 410502-13-5151) of No 6, Jalan Mutiara Seputeh 1, Mutiara Seputeh, 58000 Kuala Lumpur Malaysia (“Guarantor”).

BACKGROUND

A.	North Borneo Gold Sdn Bhd (“the Company”) has been incorporated in Malaysia under the Companies Act, 1965 with an authorised capital of RM500,000 made up as follows:

(i)	125,000 “Class A” ordinary shares of RM1.00 each;

(ii)	125,000 “Class B” preference shares of RM1.00 each;

(iii)	125,000 “Class C” ordinary shares of RM1.00 each;

(iv)	125,000 “Class D” preference shares of RM1.00 each.

B.
Zedex Minerals Limited (now Olympus Pacific Minerals NZ Limited), Bau Mining Limited, the Vendor, certain associated companies of the Vendor, the Guarantor, John Bin Jais, Richard Hou Hee Phat and the Company are party to an Exploration and Shareholders’ Agreement dated 3 November 2006 which sets out the rights and obligations of the parties with respect to the operation and management of the Company and with respect to the rights of the Company as regards the various mining tenements registered in the name of the Vendor and certain of its associated companies.

C.	The Vendor is the owner of 112,500 fully paid “Class A” ordinary shares and 1350 fully paid “Class B” preference shares in the issued capital of the Company.

D.
The Vendor is indebted to the Purchaser in the amount of MYR111,150, on account of sums advanced by the Purchaser to enable the Vendor to subscribe for 111,150 Class A ordinary shares in the capital of the Company.

E.
The Vendor has agreed to sell, and the Purchaser has agreed to purchase, all of the Class B preference shares in the Company held by the Vendor and 108,750 of the Class A ordinary shares in the Company held by the Vendor (being 96.67% of the Vendor’s holding of Class A ordinary shares in the Company) on the terms and conditions set out in this Agreement.

F.	The total consideration payable for the shares referred to at E above is USD35,000,000 or, if the Condition Subsequent is not satisfied on or before the Conditional Date, USD24,000,000.

G.	In consideration for the Purchaser entering into this Agreement at the request of the Guarantor, the Guarantor has agreed to guarantee the obligations of the Vendor under this Agreement.

AGREEMENT

1.	Definitions and Interpretation

1.1	Definitions: In this Agreement, unless the context otherwise requires:

“Agreement” means this Agreement for sale and purchase of shares including the background and any schedules attached;

“Bau Project” has the meaning given to it in the Shareholders’ Agreement;

“BML” means Bau Mining Limited (Company number 28544) a company incorporated in Samoa under the International Companies Act 1987 and having its registered office at Intetrust Limited, Level 1, Central Bank of Samoa Building, Beach Road, Apia, Samoa, being a subsidiary of Olympus;

“Bumiputera” means has the meaning given to it in the Shareholders’ Agreement:

“Business Day” means a day on which banks are open for general banking business in both Auckland, New Zealand and Sarawak, Malaysia, excluding Saturdays and Sundays;

“Company” means North Borneo Gold Sdn Bhd, a company incorporated in Malaysia under Company No. 666174-A and having its registered office at Level 1, Lot 348, Section 50, Jalan Padungan Utara, 93100 Kuching, Sarawak, Malaysia;

“Condition Subsequent” means the obtaining by the Vendor or the relevant Gladioli Company(s) of:

(a)
All renewals or grants (as applicable) of mining licences and mining certificates relating to the Jugan deposit (including, without limitation, the renewal of mining certificate MC 1D/1/1987 relating to the Jugan, Sirenggok and Jambusan areas) on terms acceptable to the Purchaser in all respects; and

(b)
All ministerial, Governor and other regulatory approvals to ensure that the mining licences and certificates referred to at (a) above are valid and effective in all respects in accordance with all applicable laws and regulations;

“Conditional Date” means 31 October 2011, or such other date as the parties may agree to in writing;

“Encumbrance” includes a mortgage, charge, encumbrance, lien, pledge, trust, financial lease, title retention, security interest or other adverse interest of any kind whatsoever;

“Environmental Liabilities” has the meaning given to it in the Shareholders’ Agreement;

“FIC” means the Foreign Investment Committee of the Economic Planning Unit of the Malaysian Prime Minister’s Department;

“Gladioli Companies” has the meaning given to it in the Shareholders’ Agreement and includes each of the companies which is the applicant or holder of one or more of the Mining Tenements or Licence Applications, and “Gladioli Company” means any one of them;

“Gladioli Loan” means the amount of MYR 111,150 owed by the Vendor to the Purchaser, being amounts advanced by the Purchaser to the Vendor to enable the Vendor to subscribe for 111,150 Class A ordinary shares in the capital of the Company;

“Gladioli Shareholders” has the meaning given to it in the Shareholders’ Agreement;

“Licence Applications” means the tenement applications listed in Schedule 2;

“Mining Tenements” means:

(a)	Those mining tenements (including EPLs and GPLs) listed in Schedule 1;

(b)	Any other mining tenement or mining tenements which may be granted in lieu of or relate to the same ground as the mining tenements referred to in paragraph (a);

(c)
Any other mining tenement or mining tenements held by or which may be granted to: (i) a Gladioli Company and/or (ii) a “related corporation” of any of them within the meaning of section 6 of the Malaysian Companies Act 1965 and/or (iii) one or more of the shareholders of a Gladioli Company or an entity controlled directly or indirectly by one of them, in each case over ground abutting (or in the area of) the mining tenements referred to in paragraph (a);

(d)	Tenements issued pursuant to the Licence Applications; and

includes all rights associated with the Mining Tenements, all survey and technical information relating to the Mining Tenements and adjacent areas and other privileges appurtenant to the Mining Tenements;

“Olympus” means Olympus Pacific Minerals, Inc., a company incorporated in Canada under the Canada Business Corporations Act and listed on the Toronto Stock Exchange and the Australian Securities Exchange, being the ultimate parent company of the Purchaser and BML;

“Purchase Price” means the Tranche One Purchase Price, the Tranche Two Purchase Price, the Tranche Three Purchase Price or the Tranche Four Purchase Price, as applicable;

“Settlement” means the Tranche One Settlement, the Tranche Two Settlement, the Tranche Three Settlement or the Tranche Four Settlement, as applicable;

“Settlement Date” means the Tranche One Settlement Date, the Tranche Two Settlement Date, the Tranche Three Settlement Date or the Tranche Four Settlement Date, as applicable, or such later date(s) as the parties may agree to in writing;

“Shareholders’ Agreement” means the Exploration and Shareholders’ Agreement dated 3 November 2006 as described in paragraph B under the Background section above;

“Shares” means the Tranche One Shares, the Tranche Two Shares, the Tranche Three Shares or the Tranche Four Shares, as applicable and “Share” means any one of them;

“Tranche One Purchase Price” means USD7,500,000;

“Tranche One Settlement” means the performance by the Vendor and the Purchaser of their respective obligations under clause 3.1;

“Tranche One Settlement Date” means 30 September 2010, or such later date as the parties may agree in writing;

“Tranche One Shares” means 31,250 fully paid “Class A” ordinary shares and 375 fully paid “Class B” preference shares in the capital of the Company held by the Vendor;

“Tranche Two Purchase Price” means USD7,500,000;

“Tranche Two Settlement” means the performance by the Vendor and the Purchaser of their respective obligations under clause 5.5;

“Tranche Two Settlement Date” means 30 October 2010, or such other date as the parties may agree in writing;

“Tranche Two Shares” means 31,250 fully paid “Class A” ordinary shares and 375 fully paid “Class B” preference shares in the capital of the Company held by the Vendor;

“Tranche Three Purchase Price” means USD11,000,000;

“Tranche Three Settlement” means the performance by the Vendor and the Purchaser of their respective obligations under clause 7.1;

“Tranche Three Settlement Date” means 30 November 2011, or such later date as the parties may agree in writing;

“Tranche Three Shares” means 25,000 fully paid “Class A” ordinary shares and the 300 fully paid “Class B” preference shares in the capital of the Company held by the Vendor;

“Tranche Four Purchase Price” means USD9,000,000;

“Tranche Four Settlement” means the performance by the Vendor and the Purchaser of their respective obligations under clause 8.1;

“Tranche Four Settlement Date” means 30 September 2012, or such later date as the parties may agree in writing;

“Tranche Four Shares” means:

(a)	21,250 fully paid “Class A” ordinary shares in the capital of the Company held by the Vendor;

(b)	The remaining fully paid “Class B” preference shares in the capital of the Company held by the Vendor; and

(c)	All other shares (if any) in the capital of the Company issued to the Vendor after the date of this Agreement,

but excluding, for the avoidance of doubt, such number of ordinary shares and preference shares as comprises 1.5% of the total issued ordinary shares and total preference shares in the capital of the Company; and

“Warranties” means the warranties, representations and undertakings given or made by the Vendor in clause 9.1 and “Warranty” means any one of them.

1.2	Interpretation: In this Agreement unless the context otherwise requires:

(a)	Words or phrases with capitalised initial letters are defined terms and shall bear the meanings assigned to them in this Agreement;

(b)	Words importing the singular only shall include the plural and vice versa and words importing the masculine gender shall include the feminine and neuter;

(c)	Headings and lists of headings are for convenience only and shall not affect the interpretation of the provisions of this Agreement;

(d)
Unless expressly stated otherwise, a reference to a clause, subclause, paragraph or other subdivision shall be read as a reference to clause, subclause, paragraph or other subdivision of this Agreement;

(e)
References in this Agreement to any statute or statutory provision shall be deemed to be references also to any statute or statutory provision subsequently enacted by way of amendment or substitution for the statutory provision referred to;

(f)	All references to:

(i)	“MYR” shall mean Malaysian Ringgit; and

(ii)	“USD” shall mean United States Dollars;

(b)	Expressions referring to writing shall be construed as including references to words printed, typewritten, emailed, or however copied or reproduced.

2.	Conditions Precedent – Mining Tenements

2.1	Mining Tenements: Notwithstanding anything else contained in this Agreement, the Purchaser’s obligation to complete the purchase of a tranche of Shares on a Settlement Date will be subject to:

(a)	The Company remaining the beneficial owner of the total economic interest in the Bau Project as the relevant Settlement Date; and

(b)
(Subject to any relinquishments required at law or due to the act or omission of the Company after the date of this Agreement), neither the Company nor any holder of a Mining Tenement having received notice, nor any other action having been taken or thing done which, in each case:

(i)	May render one or more of the Mining Tenements subject to cancellation, revocation or forfeiture; or

(ii)	May cause any term or condition of one or more of the Mining Tenements to be amended or otherwise varied; or

(iii)	May restrict the enjoyment of rights conferred by one or more of the Mining Tenements; or

(iv)	May prejudice the renewal of one or more of the Mining Tenements; or

(v)	May prejudice the granting of any tenement pursuant to a Licence Application.

3.	Tranche One

3.1	Tranche One Settlement: At settlement on the Tranche One Settlement Date:

(a)
The Vendor shall sell and transfer, and the Purchaser shall purchase and take a transfer of, the Tranche One Shares, with all rights now attaching to them and all rights attaching to them as at Tranche One Settlement;

(b)	The Vendor shall comply with its obligations under clause 4.3 with respect to the Tranche One Shares; and

(c)
Contemporaneously with the Vendor complying with its obligations under clause 4.3 with respect to the Tranche One Shares, the Purchaser will pay to the Vendor the Tranche One Purchase Price in cleared funds to such bank account as the Vendor specifies for that purpose by written notice to the Purchaser.

4.	General Settlement Obligations

4.1	No Encumbrances: All Shares will be bought and sold free and clear of all Encumbrances.

4.2	Title to Shares: Title, property and risk to the relevant Shares:

(a)	Remains solely with the Vendor until Settlement on the relevant Settlement Date; and

(b)	Passes to the Purchaser at Settlement on the relevant Settlement Date.

4.3	Vendor’s Obligations: At each Settlement the Vendor agrees to hand or otherwise make available to the Purchaser:

(a)	Share Transfer: A transfer of the relevant Shares to the Purchaser in registrable form, duly executed by the Vendor;

(b)	Waivers: A signed waiver of the pre-emptive rights conferred upon BML in respect of the transfer of the relevant Shares to the Purchaser; and

(c)
Directors’ Resolution:  Evidence of the passing by the board of directors of the Company of an effective resolution approving the transfer of the relevant Shares and directing that the name of the Purchaser be entered in the Register of Members of the Company as holders of the relevant Shares upon production of the executed transfer to the Company.

5.	Tranche Two

5.1
Condition:  Completion of the Tranche Two Settlement is conditional upon the Purchaser, BML and the Gladioli Companies entering into a deed of amendment to the Shareholders’ Agreement (“Amendment Agreement”) on terms acceptable to the Purchaser in all respects.  Without limiting the foregoing, the Amendment Agreement shall:

(a)
Remove all restrictions on the ability of the Purchaser and BML to control the composition of the board of the Company and all restrictions on the board of the Company to control and manage the affairs of the Company;

(b)	Amend clause 13 of the Shareholders’ Agreement to provide that any preference shares shall be issued pro rata to the parties respective shareholdings in the Company at the time of issue;

(c)	Remove any obligation on BML to make any further payment to the Vendor in connection with the development of the Jugan deposit; and

(d)	Entitle the Vendor to appoint only one director to the Company (in lieu of its current right to appoint two directors),

in each case with effect from the Tranche Two Settlement.

5.2
Benefit of Condition:  The parties acknowledge that the condition in clause 5.1 has been inserted for the sole benefit of the Purchaser.  Accordingly, the Purchaser may waive that condition at its absolute discretion by giving written notice of such to the Vendor and in this event the waived condition will be deemed to have been satisfied.

5.3
Reasonable Endeavours: The parties shall promptly and diligently use all reasonable endeavours to satisfy the condition set out in clause 5.1 as soon as reasonably possible, but, in any case, on or before the Tranche Two Settlement Date.

5.4
Non-Fulfilment of Condition:  If the condition in clause 5.1 has not been satisfied or waived in accordance with this Agreement by the Tranche Two Settlement Date then the obligation of the Purchaser to complete the purchase of the Tranche Two Shares, the Tranche Three Shares and the Tranche Four Shares shall be at an end. For the avoidance of doubt, nothing in this clause 5.4:

(a)	Releases, limits or restricts the obligations of the Vendor under clauses 6.1, 9 and 10; or

(b)	Affects the sale and purchase of the Tranche One Shares under this Agreement.

5.5	Tranche Two Settlement: At settlement on the Tranche Two Settlement Date:

(a)
The Vendor shall sell and transfer, and the Purchaser shall purchase and take a transfer of, the Tranche Two Shares, with all rights now attaching to them and all rights attaching to them as at Tranche Two Settlement;

(b)	The Vendor shall comply with its obligations under clause 4.3 with respect to the Tranche Two Shares;

(c)
The Vendor shall deliver to the Purchaser the resignation in writing of Ling Lee Kong as director of the Company, which resignation will include an acknowledgment that no money is owing to him in his capacity as director of the Company, whether as fees, salary, reimbursement for expenditure, compensation or otherwise and that he has no claims of any kind against the Company; and

(d)
Contemporaneously with the Vendor complying with its obligations under sub-clauses (b) and (c) above, the Purchaser will pay to the Vendor the Tranche Two Purchase Price in cleared funds to such bank account as the Vendor specifies for that purpose by written notice to the Purchaser.

6.	Condition Subsequent

6.1
Best Endeavours:  The Vendor shall use its best endeavours to satisfy the Condition Subsequent as soon as reasonably possible, but, in any case, on or before the Conditional Date.  For the avoidance of doubt, this obligation shall survive any termination of this Agreement and the exercise of any right conferred on the Purchaser under this Agreement not to complete the purchase of any Shares at the relevant Settlement Date.

6.2
Non-Fulfilment of Condition Subsequent:  In the event that the Condition Subsequent is not satisfied on or before the Conditional Date, the Vendor must, as additional consideration for payment by the Purchaser of the Tranche One Purchase Price and the Tranche Two Purchase Price, transfer to the Purchaser on the Tranche Three Settlement Date the Tranche Three Shares.  Accordingly, if the Condition Subsequent is not satisfied on or before the Conditional Date the Vendor agrees to comply with its obligations under clause 7.1(a) and (b) with respect to the Tranche Three Shares and the provisions of clause 7.1 shall apply with respect to the transfer of the Tranche Three Shares except that the Purchaser shall not be required to make any payment to the Vendor for the Tranche Three Shares under clause 7.1(c) as the Tranche Three Shares will be transferred to the Purchaser in part consideration for the payment of the Tranche One Purchase Price and the Tranche Two Purchase Price.

6.3	No Encumbrances: For the avoidance of doubt:

(a)	The Tranche Three Shares shall pass to the Purchaser under clause 6.2 free and clear of all Encumbrances; and

(b)	Title, property and risk to the Tranche Three Shares shall pass to the Purchaser on the Tranche Three Settlement Date upon transfer of the Tranche Three Shares to the Purchaser.

7.	Tranche Three

7.1	Tranche Three Settlement: If the Condition Subsequent is satisfied on or before the Conditional Date (but not otherwise), at settlement on the Tranche Three Settlement Date:

(a)
The Vendor shall sell and transfer, and the Purchaser shall purchase and take a transfer of, the Tranche Three Shares, with all rights now attaching to them and all rights attaching to them as at Tranche Three Settlement;

(b)	The Vendor shall comply with its obligations under clause 4.3 with respect to the Tranche Three Shares; and

(c)
Contemporaneously with the Vendor complying with its obligations under clause 4.3 with respect to the Tranche Three Shares, the Purchaser will pay to the Vendor the Tranche Three Purchase Price in cleared funds to such bank account as the Vendor specifies for that purpose by written notice to the Purchaser.

7.2
Right to Appoint Director:  With effect from completion of the Tranche Three Settlement or completion of the transfer of the Tranche Three Shares to the Purchaser under clause 6.2, whichever is applicable, the Vendor’s entitlement to appoint a director to the board of the Company under the Shareholders’ Agreement shall end, provided that the Guarantor hereby agrees to remain as a director of the Company beyond such date if requested by the Purchaser.

7.3
For the avoidance of doubt, clause 7.1 shall only apply if the Condition Subsequent is satisfied on or before the Conditional Date. If the Condition Subsequent is not satisfied on or before the Conditional Date clause 7.1 shall not apply and the Tranche Three Shares shall be transferred to the Purchaser for no additional consideration in accordance with and pursuant to clause 6.

8.	Tranche Four

8.1	Tranche Four Settlement: Regardless of whether the Condition Subsequent is satisfied, at settlement on the Tranche Four Settlement Date:

(a)
The Vendor shall sell and transfer, and the Purchaser shall purchase and take a transfer of, the Tranche Four Shares, with all rights now attaching to them and all rights attaching to them as at Tranche Four Settlement;

(b)	The Vendor shall comply with its obligations under clause 4.3 with respect to the Tranche Four Shares; and

(c)
Contemporaneously with the Vendor complying with its obligations under clause 4.3 with respect to the Tranche Four Shares, the Purchaser will pay to the Vendor the Tranche Four Purchase Price (less an amount equal to MYR111,150 which shall be retained by the Purchaser in repayment of the Gladioli Loan) in cleared funds to such bank account as the Vendor specifies for that purpose by written notice to the Purchaser.

9.	Vendor’s Warranties

9.1	Warranties Given: The Vendor represents and warrants, for the benefit of the Purchaser and BML, that:

(a)	The Shares are fully paid;

(b)	The Shares rank equally in all respects;

(c)
No person or entity (other than the Purchaser pursuant to this Agreement) has been granted any right or interest (conditional or otherwise) over or in respect of the Shares and all rights and interest in the Shares are vested in the Vendor;

(d)	On each Settlement Date, the relevant Shares will pass to the Purchaser free of all Encumbrances or other adverse interests of any nature;

(e)	It has legal title to, and the full right, power and authority to sell the Shares to the Purchaser under this Agreement free and clear of all Encumbrances;

(f)
Neither it, nor the Company, is under any obligation, whether actual or contingent, to sell, encumber or otherwise dispose of or deal with any of the Shares or any interest in any such Shares (except as set out in this Agreement);

(g)	It will not prior to Settlement alter or permit to be altered the number and terms of the Shares in the Company or any rights attaching to them;

(h)
It will not at any time exercise any voting powers vested in it as a shareholder of the Company or by way of its nominated directors of the Company to defeat or prejudice the provisions of this Agreement;

(i)
No person or entity (other than the Company) has been granted any right or interest (conditional or otherwise) over or in respect of the Bau Project or the Mining Tenements and all beneficial rights and interest in the Bau Project and the Mining Tenements vests solely in the Company;

(j)
Each of the Vendor and the Gladioli Companies have complied with their obligations under the Shareholders’ Agreement in all respects and all of the warranties given by the Vendor and the Gladioli Companies under the Shareholders’ Agreement remain true and correct in all respects;

(k)
There is not presently pending against a Gladioli Company any action, suit, claim, dispute or other proceeding affecting or in any way concerning it or its affiliates that may prevent the Gladioli Companies from completing their obligations as described in this Agreement or the Shareholders’ Agreement and no Gladioli Company has notice of any such proceeding now or in contemplation by any person;

(l)
No Gladioli Company is under an obligation to third parties, contractual or otherwise, which would inhibit or prevent the Gladioli Companies from performing any or all of its obligations under this Agreement or the Shareholders’ Agreement;

(m)	No receiver or other administrator has been appointed over the whole or any part of the assets or undertakings of a Gladioli Company and no such appointment has been threatened or is envisaged;

(n)
No Gladioli Company is in bankruptcy or official management and no order, petition, application, meeting or resolution has been made, presented, brought, called or passed for the purpose of bankrupting or winding up a Gladioli Company or placing any of them in official management;

(o)	No Gladioli Company is insolvent or otherwise unable to pay its debts, and there is no unfulfilled or unsatisfied judgment or court order outstanding against any Gladioli Company;

(p)
Except for inter-company debts and a debt of MYR1,800,000 owed to the Guarantor, there is no debt or other obligation owed by a Gladioli Company to any third party (including any shareholder, officer or employee), which has the potential materially to reduce its value;

(q)
There has been no contravention of any law in consequence of which an unfavourable judgment, decision, ruling or order might materially or adversely affect the Bau Project or its assets, including the Mining Tenements and each of the Mining Tenements is in good standing;

(r)	Neither it nor any of the Gladioli Companies nor the Gladioli Shareholders is aware of any facts which may render any of the Mining Tenements liable to forfeiture;

(s)
All licences and leases held by the Gladioli Companies in respect of the Bau Project and the Mining Tenements are current and in good standing (except those pending renewals) and the relevant Gladioli Company has complied with all of its obligations under such licences and leases;

(t)	The Company is and will remain the sole beneficial owner of the Bau Project free and clear of any liens, demands, claims or encumbrances or other interests in favour of any person whatsoever;

(u)	The sale of the Shares to the Purchaser under this Agreement will not give rise to any of the consequences set out in clauses 2.1(b)(i) to (v) of this Agreement;

(v)	No governmental or regulatory body has threatened to revoke any licence or Mining Tenement held by a Gladioli Company in respect of the Bau Project;

(w)
All information which has been given in writing by or on behalf of any Gladioli Company (whether by any director, agent, professional advisor or other person) to the Purchaser or Olympus or any director, shareholder, agent, professional advisor or other representative of the Purchaser or Olympus was, and remains, true, complete and accurate in all material respects. Provided always that due to the inherent nature of exploration and mining the interpretation of drilling results, calculations of measured reserves and metallurgical studies or recoveries done by third party consultants or other professional firms will always be subjective;

(x)
It is not aware of any material circumstances or facts which have not been disclosed in writing to the Purchaser prior to the date of this Agreement and which might reasonably be expected materially and adversely to affect the Bau Project, or which might otherwise be material to a purchaser of the Shares;

(y)	Without in any way limiting the warranty at (w) above, none of the Vendor, the Gladioli Shareholders nor the Gladioli Companies are aware of any reason why:

(i)	Any Mining Tenement might be subject to cancellation, revocation or forfeiture; or

(ii)
Any Mining Tenement might be subject to variation or amendment or imposition of any term or condition, in each case which might restrict or materially adversely effect the enjoyment of rights conferred by the relevant Mining Tenement; or

(iii)	The tenements applied for in connection with each Licence Application will not be issued in a timely manner on terms acceptable to the Company in all respects.

(z)
It has the legal right, authority and full power to enter into this Agreement and to perform its obligations under it and it has taken all necessary corporate, and other action to authorise execution, delivery and performance of this Agreement;

(aa)
It shall, and shall procure that the Gladioli Companies shall, do all things necessary, and provide both the Purchaser and the Company with all such assistance as they may require, to give full effect to, and confer on the Purchaser the full benefit of this Agreement and all rights in and attaching to the Shares; and

(bb)	This Agreement constitutes a valid and binding, obligation enforceable against the Vendor in accordance with its terms.

9.2
Reliance on Warranties:  The Vendor acknowledges that the Purchaser, in entering into this Agreement, has relied on the truth of the statements in the Warranties.  Each Warranty is given by the Vendor as a separate Warranty which does not qualify, and which is not qualified by, any other Warranty (except to the extent of any express contrary provision in this Agreement).

9.3
Warranties Repeated:  Each of the Warranties is given as at the date of this Agreement and is deemed to be repeated through to and as at each Settlement Date with reference to the facts and circumstances then existing.

9.4
Continuous Disclosure: The Vendor, the Gladioli Companies and the Guarantor will immediately disclose to the Purchaser any matter or thing which arises or becomes known to the Vendor, a Gladioli Company or the Guarantor prior to Settlement which is inconsistent with any of the Warranties or which might render any of them misleading or incorrect.

9.5
Cancellation Rights: If at or prior to a Settlement Date it is found or appears that any of the Warranties or any of the obligations of the Vendor under this Agreement are or will be breached or unfulfilled then the Purchaser shall be entitled by notice in writing to the Vendor to cancel this Agreement but failure to exercise, or election not to exercise, this right shall not constitute a waiver or denial of any other right of the Purchaser (including any right to damages) arising out of any breach or non-fulfillment of any such Warranties, undertakings or obligations.  Cancellation of this Agreement under this clause 9.6 will not:

(a)	Release, limit or restrict the obligations of the Vendor under clauses 6.1, 9 and 10; or

(b)	Affect any sale and purchase of Shares under this Agreement which has settled prior to such cancellation.

9.6	Fraud: Nothing in this Agreement will exclude or affect any right or remedy available to the Purchaser in respect of fraud or wilful non-disclosure by either the Vendor or Guarantor.

9.7
Indemnity: The Vendor and the Guarantor jointly and severally indemnify and keep indemnified the Purchaser and the Company severally against any and all liabilities, proceedings, loss, damage, costs or expenses (including legal or other costs associated with the enforcement or realisation of this indemnity) suffered or incurred by the Purchaser and/or the Company arising directly or indirectly from:

(a)	Any breach by the Vendor or the Guarantor of their respective obligations under this Agreement; and

(b)	Any breach of, or inaccuracy in, any of the Warranties, covenants or obligations, pursuant to any provision in this Agreement.

10.	Vendor’s Ongoing Obligations

10.1	Bumiputera and FIC: The Vendor and the Guarantor covenant in favour of both the Purchaser and the Company that:

(a)
They will continue to assist and cooperate with the Purchaser and the Company so as to ensure that the Company meets the minimum Bumiputera shareholding requirements as prescribed by the FIC guidelines and any conditions attached to the FIC consent(s);

(b)
Without limitation to the obligations of the Vendor and the Guarantor under subclause (a) above, the Vendor and the Guarantor shall, if required, alter the Bumiputera shareholding in the Vendor to ensure that the Company continues to meet the minimum Bumiputera shareholding requirements as prescribed by the FIC guidelines and any conditions attached to the FIC consent(s); and

(c)
As and when requested by the Purchaser, they will assist the Purchaser in applying for and obtaining any additional FIC consent(s) if required in connection with the Purchaser’s shareholding in the Company pursuant to this Agreement.

10.2
Transfer of Mining Tenements: The Vendor shall, and shall procure that each of the other Gladioli Companies shall, as and when requested by the Purchaser or the Company, execute all documents and do all acts and things as may be required by the Purchaser and the Company to ensure that the Mining Tenements (or such of them as may be required by the Purchaser or the Company) are transferred into the name of the Company, provided that:

(a)	No Mining Tenement shall be required to be transferred prior to the Conditional Date or prior to satisfaction of the Condition Subsequent, whichever is the earlier;

(b)
The Guarantor and the Vendor shall be released from their obligations under this Agreement with respect to a Mining Tenement from the point in time at which the Company is registered as the owner of such Mining Tenement;

(c)
This clause, subject to clauses 8, 21 and 40 of the Shareholders’ Agreement, shall not be applicable to the MC/1D/2/1987 currently under renewal pertaining to the small area near Pangga/Buso (Area A) adjacent to Gladioli’s surrounding quarrying licences and present operations although it shall be applicable to the MC area in Subang (Area B) under the same MC/1D/2/1987;

(d)
The Purchaser and the Company shall obtain prior approvals in writing from the Sarawak Government for the transfers of the said Mining Tenements of the Gladioli Companies to the name of the Company at their own cost while the Vendor and the Guarantor shall endeavour best to render assistance to facilitate the said transfers;

(e)	Gladioli’s legal and equitable interests of 1.5% shall be retained in the Company; and

(f)
For the quarry operations the Vendor shall retain its continuous and uninterrupted access, storage and usage of its Explosives Magazines located in ML135 (Carino Sdn Bhd) and access to ML102 where Gladioli companies have to deal with the police and all relevant government departments.

10.3	Acknowledgments: The Vendor and the Guarantor acknowledge and agree (on behalf of themselves and each of the Gladioli Companies and the Gladioli Shareholders) that:

(a)
Each of BML and the Purchaser (which has assumed all rights and obligations of Zedex Minerals Limited under the Shareholders’ Agreement as a result of an amalgamation under the New Zealand Companies Act 1993) are in compliance with their respective obligations under the Shareholders’ Agreement;

(b)
Nothing in this Agreement limits or restricts the rights and obligations of the parties under the Shareholders’ Agreement, except as expressly provided for in this Agreement (or by virtue of the Amendment Agreement to be entered into under clause 5.1);

(c)
The transactions contemplated by this Agreement in no way discharge, reduce, limit or modify the covenants, warranties, representations and indemnities given by the Gladioli Companies in favour of the Company and BML under the Shareholders’ Agreement, including, without limitation, those contained in clauses 4, 6, 8, 15, 21, 22 and 40 of the Shareholders’ Agreement. Without in any way limiting the foregoing, the Vendor and the Guarantor acknowledge and agree that they (together with the other Gladioli Companies and Gladioli Shareholders) shall remain liable to indemnify the Company and BML for all liabilities (including Environmental Liabilities) in accordance with the terms of clause 4.3 of the Shareholders’ Agreement;

(d)	The Shareholders’ Agreement shall remain in full force and effect in accordance with its terms except as amended pursuant to the Amendment Agreement to be entered into under clause 5.1;

(e)
The failure on the part of any party to complete the sale and purchase of the Shares as contemplated by this Agreement shall not constitute a default on the part of any party of its obligations under the Shareholders’ Agreement; and

(f)
Each of the Vendor, the Guarantor, the Gladioli Companies and the Gladioli Shareholders have had full access to all information pertaining to the Bau Project and the Mining Tenements including, for the avoidance of doubt:

(i)	All information relating to the resources and estimates of the mineral resources contained within the Mining Tenements; and

(ii)	All information relating to the exploration prospectivity and exploration and resource potential of the Bau Project and the Mining Tenements,

and, without limitation to the foregoing, each of the Vendor, the Guarantor, the Gladioli Companies and the Gladioli Shareholders will be deemed to have full knowledge of all matters known to the Vendor’s representatives at Bau, being Mr Roger Ling and Chen Shyong Chang.

10.4
Survival: The obligations of the Vendor, the Guarantor (and the other Gladioli Companies and Gladioli Shareholders) under this clause 10 and clause 6.1 shall survive termination or cancellation of this Agreement and the exercise by the Purchaser of any right under this Agreement not to complete the purchase of any Shares.

10.5
Set-off: The Purchaser may set off any amount owed by the Vendor and/or the Guarantor to the Purchaser under this Agreement or the Shareholders’ Agreement (whether on account of a breach of Warranty or otherwise) against all or part of the Purchase Price.

11.	Purchaser’s Warranties

11.1	Warranties Given: The Purchaser warrants to the Vendor that, at the time of entering into this Agreement:

(a)
It has the legal right, authority and full power to enter into this Agreement and to perform its obligations under it, and has taken all necessary corporate and other action to authorise the execution, delivery and performance of this Agreement; and

(b)
This Agreement constitutes a valid and binding obligation enforceable against the Purchaser in accordance with its terms (except where such enforceability may be limited by equitable principles or by bankruptcy, moratorium (whether arising from voluntary administration or otherwise)), insolvency, reorganisation, liquidation or other laws relating to or affecting a creditors' right.

11.2
Funding of Preference Shares: The Purchaser shall continue to finance the Vendor’s 1.5% equity in the Company for future exploration, development, mining and refining of gold under the Shareholder’s Agreement provided that such funding shall be repaid out of dividends payable to the Vendor with respect to its shares in the Company.

11.3	Warranties Repeated: The Warranties given under clause 11.1 will be deemed to be repeated by the Purchaser on Settlement, with reference to the facts and circumstances existing at Settlement.

12.	Vendor’s default on Settlement

12.1
If the Vendor (for reasons other than the default of the Purchaser) fails to settle on a Settlement Date, then the Purchaser, by notice in writing, may require the Vendor to settle within five (5) Business Days of receipt of the notice.  The notice will be effective only if the Purchaser is at the time of service in all material respects ready, able and willing (apart from the default of the Vendor) to proceed to settle in accordance with the notice.

12.2
If the Vendor fails to comply with the terms of a notice given by the Purchaser under clause 12.1 (time being of the essence) then without further notice and without prejudice to any other rights or remedies available to the Purchaser at law or in equity, the Purchaser may:

(a)	Sue the Vendor for specific performance; or

(b)	Cancel this Agreement, provided that such cancellation will not affect any sale and purchase of Shares under this Agreement which has already settled prior to such cancellation.

12.3	Nothing in this clause 12 shall preclude the Purchaser from suing for specific performance without issuing notice under clause 12.1.

13.	Default by the Purchaser

13.1	If the Purchaser:

(a)	Fails to pay any part of the Purchase Price or any other payment under this Agreement on the date it is due; or

(b)	Fails to perform or observe any other agreements or stipulations the Purchaser is required to perform or observe under this Agreement,

then the Vendor, by notice in writing, may notify the Purchaser of the default and require the Purchaser to remedy the default within ten (10) Business Days of receipt of the notice.

13.2
If the Purchaser fails to remedy the default within ten (10) Business Days of receipt of the Vendor’s notice under clause 13.1 (time being of the essence) then without further notice and without prejudice to any other rights or remedies available to the Vendor at law or in equity, the Vendor may:

(a)	Sue the Purchaser for specific performance; or

(b)
Cancel this Agreement and pursue any remedy they deem fit, provided that such cancellation will not affect any sale and purchase of Shares under this Agreement which has already settled prior to such cancellation.

14.	Guarantee

14.1
Guarantee:  In consideration of the Purchaser agreeing to purchase the Shares on the terms and conditions of this Agreement and entering into this Agreement at the request of the Guarantor, the Guarantor unconditionally and irrevocably guarantees to the Purchaser the due and punctual performance and observance by the Vendor of each of the obligations under this Agreement and the performance of all and each of the covenants, agreements, declarations and conditions relating to the Vendor expressed or implied in this Agreement.

14.2
Liability of Guarantor: The Guarantor’s obligations under clause 14.1 are principal obligations and not obligations merely as a surety and no indulgence, granting of time, variation, waiver, or forbearance to sue on the part of the Purchaser shall in any way relieve the Guarantor from liability under this Agreement.

14.3
Rights Cumulative:  The Purchaser’s rights under this clause 14 are cumulative and not exclusive of any rights available to the Purchaser at law, in equity or by statute and remain in full force and effect until the Vendor discharges all its obligations under this Agreement in full.

14.4
Authority to Act: The Guarantor warrants and undertakes that he has full authority to act for and on behalf of the Gladioli Companies and the shareholders of each of them in connection with the entry into this Agreement and the performance of all obligations under this Agreement.

15.	Taxation

15.1	Stamp Duty: The stamp duty payable on the transfer(s) of shares from the Vendor to the Purchaser pursuant to this Agreement shall be borne by the Purchaser.

16.	Notices

16.1
Any notice required to be given by a party pursuant to this Agreement shall be in writing addressed to the recipient at the address or facsimile number specified below (as the same may be amended from time to time by notice in writing given by the relevant party).

If to the Vendor and/or Guarantor:

Address:	Level 1, Lot 348
Section 50,
Jalan Padungan Utara, 93100 Kuching
Sarawak
Malaysia
Facsimile:	+82 420 959
Attention:	Alex Ling

If to the Purchaser:
Address:	Level 11, 57 Fort Street,
Auckland
New Zealand
Facsimile:	+64 9 379 8788
Attention:	John Seton

16.2	Delivery of any notice may be effected by hand, by fast post or airmail with postage prepaid, or by facsimile.

16.3	Any notice given under this Agreement shall be deemed to have been received:

(a)	At the time of delivery, if delivered by hand;

(b)	On the fifth Business Day after the date of mailing, if sent by fast post or airmail with postage prepaid; or

(c)
On the day on which the transmission is sent, if sent by facsimile.  However, if the date of transmission is not a Business Day or the transmission is sent after 5pm (local time in the country of receipt) on a Business Day then the notice will be deemed to have been received on the next Business Day after the date of transmission, provided that, if a notice is deemed to have been delivered on a day which is not a Business Day or after 5.00pm on a Business Day, it shall be deemed to have been received at 9.00am on the next following Business Day.

17.	Confidentiality

17.1	No party may reveal any information concerning this Agreement or its subject matter to any third party other than:

(a)	As required by law or a regulatory body;

(b)	In good faith and in proper furtherance of the objects of this Agreement;

(c)	To those of its employees, officers, professional or financial advisers, and bankers as is reasonably necessary but only on a strictly confidential basis;

(d)	To enforce its rights or to demand any claim or action under this Agreement; or

(e)	Information already in the public domain through no fault of that party.

17.2	Clause 17.1 does not apply to any obligation of the Purchaser or Olympus to make announcements on the Australian Securities Exchange or the Toronto Stock Exchange.

17.3	The Vendor shall not be liable for any public announcement made by the Purchaser or Olympus except those approved beforehand by the Vendor.

18.	General Provisions

18.1
Further Assurances:  Each party will, at its own expense, and when requested by another party, promptly sign and deliver, execute, procure, pass, and do all such further documents, acts, matters, resolutions, and things as may be necessary or desirable for effecting the transactions contemplated by this Agreement.

18.2	Costs: Unless otherwise stated in this Agreement, each party will pay its own costs in connection with the negotiation, preparation, execution and implementation of this Agreement.

18.3
Delay:  No delay, grant of time, release, compromise, forbearance (whether partial or otherwise) or other indulgence by one party in respect of any breach of any other party’s obligations under this Agreement is to:

(a)	Operate as a waiver of or prevent the subsequent enforcement of that obligation; or

(b)	Be deemed a delay, grant of time, release, compromise, forbearance (whether partial or otherwise) or other indulgence in respect of, or a waiver of, any subsequent or other breach.

18.4
Entire Agreement:  This Agreement constitutes the entire understanding and agreement of the parties relating to the sale and purchase of the Shares and supersedes and extinguishes all prior agreements and understandings between the parties relating to the sale and purchase of the Shares.

18.5	Amendments: No amendment to this Agreement will be effective unless it is in writing and signed by all the parties.

18.6	Assignment: No party will assign or otherwise transfer any of its rights or obligations under this agreement to any other person without the prior written consent of each other party.

18.7
No Merger: The agreements, obligations and warranties of the parties in this Agreement will not merge with Settlement or with the transfer of the Shares from the Vendor to the Purchaser or its nominee.

18.8
Severability:  If any provision of this Agreement shall be held to be illegal or unenforceable, it shall be amended to such extent necessary to avoid such illegality or unenforceability, and if such an amendment is not possible the enforceability of the remainder of this Agreement shall not be affected.

18.9
Counterparts:  This Agreement may be executed in any number of counterparts.  A party who has executed a counterpart of this Agreement may exchange that counterpart with another party by faxing or emailing the counterpart executed by it to that other party and, on request by that other party, will therefore promptly deliver to that other party the executed counterpart exchanged by fax or email.  However, delay or failure by that party to deliver a counterpart of this Agreement executed by it will not affect the validity of this Agreement.

18.10	Jurisdiction: This Agreement shall be governed by and construed in accordance with the laws of Malaysia.

EXECUTION

The Common Seal of	)
GLADIOLI ENTERPRISES SDN BHD	)
was by authority of its	)
Board of Directors hereunto	)
affixed in the presence of :	)

/s/ Ling Lee Soon                                /s/ Celfanaus Bin John
Director                                                 Director/Secretary
Name: Ling Lee Soon                          Name: Celfanaus Bin John

SIGNED for and on behalf of OLYMPUS PACIFIC MINERALS NZ LIMITED by:

John A. G. Seton                                                                /s/ John A. G. Seton
Director’s Name                                                                       Director’s Signature

Paul F. Seton                                                                       /s/ Paul F. Seton
Director’s Name                                                                       Director’s Signature

SIGNED by LING LEE SOON                                         )
in the presence of:                                                              )           /s/ Ling Lee Soon
Ling Lee Soon

/s/ Louis NG
Witness Signature

Louis NG
Witness Name

Advocate
Occupation

Room 508, 5th Floor
Wisma Bukit Mata, Kuching
Jalan Tunku Abdul Rahman
Kuching, Sarawak
Address

SCHEDULE 1

Mining Tenements

(A) Granted Mining Leases (ML’s)

Company	Ex-ML No.	New ML No.	Area (Ha)	Minerals	Expiry Date
Bukit Lintang Enterprises Sdn. Bhd.	ML 102	1D/134/ML/2008	40.50	Gold	11/06/2025
Priority Trading Sdn. Bhd.	ML 108	ML 136	139.6	Antimony/Silver/Gold / Calcium	18/01/2023
Bukit Lintang Enterprises Sdn. Bhd.	ML 109	ML 141	12.735	Antimony/Gold	18/01/2023
Carino Sdn. Bhd.	ML 115	ML 135	49.4	Gold	04/03/2024
Gladioli Enterprises Sdn. Bhd.	ML 117 (A) & (B)	ML 139	52.1	Antimony/Silver/Gold / Calcium	09/01/2025
Gladioli Enterprises Sdn Bhd	ML 119	ML 140	5.281	Antimony/Silver/Gold / Calcium	09/01/2025
Bukit Lintang Enterprises Sdn. Bhd.	ML 121	ML 142	38.40	Antimony/Gold	11/06/2025
Bukit Lintang Enterprises Sdn. Bhd.	ML 122	ML 143	49.8134	Antimony/Gold	22/06/2024
Priority Trading Sdn. Bhd.	ML 123	1D/137/ML/2008	2.6	Antimony/Gold	22/06/2024
Buroi Mining Sdn. Bhd.	ML 125	ML 138	409.5	Antimony/Silver/Gold / Calcium	19/11/2025
	Total Area (Ha)		799.9294

(B) Granted Mining Certificate (MC)

Company	Certificate No	Area(Ha)	Minerals	Expiry Date
Gladioli Enterprises Sdn. Bhd.	MC No. KD/01/1994	1,694.86	Antimony/Silver/ Gold	26/10/2014
	Total Area (Ha)	1,694.86

SCHEDULE 2

Licence Applications

(C) Mining Lease (ML) Under Renewal Application

Company/Applicant	License No.	Area (Ha)	Minerals Applied For	Expiry Date Of Original ML	Application For Renewal Dated
Gunong Wang Mining Sdn. Bhd.	ML 101	48.16	Gold/Antimony	30/10/1999	31/10/1998
	Total Area (Ha)	48.16

(D) Mining Certificates (MC’s) Under Renewal Application

Company	Certificate No	Area (Ha)	Minerals Applied for	Expiry Date of Original MC	Application For Renewal Dated
Gladioli Enterprises Sdn. Bhd.	MC No. 1D/1/1987	194	Gold/Silver/Base Metals	Not specified*	05/12/2007
Gladioli Enterprises Sdn. Bhd.	MC No. 1D/2/1987 (A)	82	Gold/Silver/Base Metals/Calcium	12/07/2008	15/03/2008
Gladioli Enterprises Sdn. Bhd.	MC No. 1D/2/1987 (B)	3,237	Gold/Silver/Base Metals/Calcium	12/07/2008	15/03/2008
Gladioli Enterprises Sdn. Bhd.	MC No. 1D/3/1987	7,240	Gold/Silver/Base Metals/Calcium	31/07/2008	15/03/2008
Gladioli Enterprises Sdn. Bhd.	MC No. SD/1/1987	1,379	Gold/Silver/Base Metals/Calcium	12/07/2008	15/03/2008
	Total Area (Ha)	12,132

* Expiry date of MC 1D/1/1987 not specified in original MC document. The expiry date of MC 1D/1/1987 has been assumed to expire on 12/07/2008, same expiry date for MC 1D/2/1987 & MC SD/1/1987 since they were issued at the same time.

(E)	New Application of Mining Certificates (MC’s) Over Expired Mining Leases (ML’s) of Other Companies

Company/Applicant	Expired Mining License No. 1	Area (Ha)	Minerals Applied For	Expiry Date Of Original ML	Application Letter Dated 2
Gladioli Enterprises Sdn. Bhd.	Ex-ML 93	17.10	Gold/ Silver/Base Metals	28/08/2001	22/09/2006
Gladioli Enterprises Sdn. Bhd.	Ex-ML 129	263	Gold/ Silver/Base Metals	26/02/2002	22/09/2006
Gladioli Enterprises Sdn. Bhd.	Ex-ML 132	126	Gold/ Silver/Base Metals	01/04/2003	22/09/2006
	Total Area (Ha)	406.10

1 Ex-ML 93: Syarikat Tabai Sdn Bhd Ex-ML 129: Syarikat Kalimantan Enterprise Sdn Bhd Ex-ML 132: Southern Gold Mining Development Sdn Bhd	2 Presentation to the authority carried out on 19/09/2009 Application Forms submitted on 21st September 2007

(F)	Exclusive Prospecting Licenses (EPL’s) Under Renewal Application

Company/Applicant	License No.	Area (Ha) Applied For	Minerals Applied For	Expiry Date Of Original EPL’s	Renewal Application Dated
Gladioli Enterprises Sdn. Bhd.	EPL Lot 1	7,163	Gold/Silver/Mercury/ Calcium	11/05/1990	05/01/1990
Gladioli Enterprises Sdn. Bhd.	EPL Lot 2	1,210	Gold/Silver/Mercury/ Calcium	12/05/1990	05/01/1990
Gladioli Enterprises Sdn. Bhd.	EPL Lot 3a	1,070	Gold/Silver/Mercury/ Calcium	15/05/1990	05/01/1990
Gladioli Enterprises Sdn. Bhd.	EPL Lot 3b	3,785	Gold/Silver/Mercury/ Calcium	15/05/1990	05/01/1990
Gladioli Enterprises Sdn. Bhd.	EPL Lot 4	8,373	Gold/Silver/Mercury/ Calcium	15/05/1990	05/01/1990
Gladioli Enterprises Sdn. Bhd.	EPL 337 [Lot 5A]	1,817	Gold, Silver and Base Metals	14/12/1997	06/03/1998
Gladioli Enterprises Sdn. Bhd.	EPL 337 [Lot 5B (1)]	1,897	Gold, Silver and Base Metals	14/12/1997	06/03/1998
Gladioli Enterprises Sdn. Bhd.	EPL 338 [Lot 6]	763.53	Gold, Silver and Base Metals	14/12/1997	06/03/1998
Gladioli Enterprises Sdn. Bhd.	EPL 339 [Lot 9]	1,710	Gold, Silver and Base Metals	14/12/1997	06/03/1998
Gladioli Enterprises Sdn. Bhd.	EPL 340 [Lot 7]	927	Gold, Silver and Base Metals	27/09/1996	20/09/1998
	Total Area (Ha)	28,715.53

(G)	Exclusive Prospecting License (EPL) Under New Application

Company/Applicant	License No.	Area (Ha) Applied For	Minerals Applied For	Application Date	Remark
Gladioli Enterprises Sdn. Bhd.	EPL [Lot 8]	2,000	Gold, Silver and Base Metals	09/08/1994	See footnote 1
	Total Area (Ha)	2,000

1 Gladioli Enterprises Sdn Bhd applied:
(i)   to renew 2 portions of the original area of GPL no. 3/1992;
(ii) for one EPL [Lot 8] to be issued from part of the original area of GPL No. 3/1992

(H)	General Prospecting Licenses (GPLs) Under Renewal Application

Company/Applicant	License No.	Area (Ha) Applied For	Minerals Applied For	Expiry Date Of Original GPL’s	Application For Renewal Dated
Gladioli Enterprises Sdn. Bhd.	GPL No. 3/1992 a	2,800	Gold, Silver and Base Metals	25/08/1994	09/08/1994
Gladioli Enterprises Sdn. Bhd.	GPL No. 3/1992 b	5,700	Gold, Silver and Base Metals	25/08/1994	09/08/1994
Gladioli Enterprises Sdn. Bhd.	GPL No. 4/1992	4,061	Gold, Silver and Base Metals	25/08/1994	09/08/1994
Gladioli Enterprises Sdn. Bhd.	GPL No. 7/1995	17,028	Gold, Silver and Base Metals	09/11/1997	06/03/1998
Gladioli Enterprises Sdn. Bhd.	GPL 4/1996	492.90	Gold, Silver and Base Metals	14/11/1998	30/10/1998
Gladioli Enterprises Sdn. Bhd.	GPL 39/1997	5726.50	Metal/or Mineral other than Mineral Oils	21/08/1999	05/01/2000
	Total Area (Ha)	35,808.40

(I)	General Prospecting Licenses (GPL’s) Under New Application

Company/Applicant	GPL Applied For	Area (Ha) Applied For	Minerals Applied For In New Application	Application Date
Gladioli Enterprises Sdn. Bhd.	SB1-SB6	77,500	Gold, Mercury, Copper, Antimony, Coal and Industrial Minerals	27/03/1996
	Total Area (Ha)	77,500

(J)	General Prospecting Licenses (GPL’s) Under Exclusive Prospecting License (EPL) Application

Company/Applicant	License No.	Area (Ha) Applied For	Minerals Applied For	Expiry Date Of Original GPL	Application For EPL Dated
Gladioli Enterprises Sdn. Bhd.	GPL 01/2008/1D	30.97	Gold, Silver and Base Metals	13/04/2010	24/09/2009
	Total Area (Ha)	30.97

GLADIOLI ENTERPRISES SDN BHD

AND

OLYMPUS PACIFIC MINERALS NZ LIMITED

AND

LING LEE SOON

_________________________________________________________
DEED OF VARIATION TO AGREEMENT FOR SALE AND PURCHASE
OF SHARES IN NORTH BORNEO GOLD SDN BHD
________________________________________________________

DATED 20 May 2011

PARTIES

1.
GLADIOLI ENTERPRISES SDN BHD, a company incorporated in Malaysia under Company No. 89270-K and having its registered office at Level 1, Lot 348, Section 50, Jalan Padungan Utara, 93100 Kuching, Sarawak, Malaysia (“the Vendor”).

2.
OLYMPUS PACIFIC MINERALS NZ LIMITED, a company incorporated in New Zealand under Company No 2338614 and having its registered office at Level 11, 57 Fort Street, Auckland, New Zealand or nominee (“the Purchaser”).

3.	LING LEE SOON (Malaysian Identity Card No. 410502-13-5151) of No 6, Jalan Mutiara Seputeh 1, Mutiara Seputeh, 58000 Kuala Lumpur Malaysia (“Guarantor”).

BACKGROUND

A.
The Vendor, the Purchaser and the Guarantor are party to an agreement for sale and purchase of shares in North Borneo Gold Sdn Bhd dated on or about 30 September 2010 (the “Original Agreement”) pursuant to which the Vendor agreed to sell, and the Purchaser agreed to purchase, shares in North Borneo Gold Sdn Bhd in staged tranches.

B.	Settlement of the sale and purchase of the Tranche One Shares and the Tranche Two Shares under the Original Agreement occurred on or about 1 October 2010 and 29 October 2010, respectively.

C.
The Purchaser and the Vendor have now agreed to amend the Original Agreement insofar as it relates to the settlement of the Tranche Three Shares and the Tranche Four Shares and the parties have agreed to enter into this Deed to record the terms of such amendments.

OPERATIVE PART

1.	Definitions and Interpretation

1.1
Definitions: Words and expressions defined in the Original Agreement and not otherwise defined in this Deed have the same meanings and constructions when used in this Deed unless the context otherwise requires.

1.2	Interpretation: In this Deed unless the context otherwise requires:

(a)	Words importing the singular only shall include the plural and vice versa and words importing the masculine gender shall include the feminine and neuter;

(b)	Headings and lists of headings are for convenience only and shall not affect the interpretation of the provisions of this Agreement;

(c)	Unless expressly stated otherwise, a reference to a clause, subclause, paragraph or other subdivision shall be read as a reference to a clause, subclause, paragraph or other subdivision of this Deed;

(d)	All references to “USD” shall mean United States Dollars; and

(e)	A party to this Deed includes that party’s successors, executors, administrators and permitted substitutes and assigns.

1

2.	Amendments to Original Agreement

2.1	With effect as at and from the date of this Deed the Original Agreement is amended by:

(a)
Deleting the definitions of “Conditional Date”, “Tranche Three Purchase Price”, “Tranche Three Settlement”, “Tranche Three Settlement Date”, “Tranche Three Shares”, “Tranche Four Purchase Price”, “Tranche Four Settlement”, “Tranche Four Settlement Date” and “Tranche Four Shares” and replacing them with the following:

““Conditional Date” means 31 March 2012, or such other date as the parties may agree to in writing;

“Tranche Three Purchase Price” means:

(a)	with respect to the Tranche Three A Shares, USD$6 million;

(b)	with respect to the Tranche Three B Shares, USD$3 million; and

(c)	with respect to the Tranche Three C Shares, USD$2 million;

“Tranche Three Settlement” means the performance by the Vendor and the Purchaser of their respective obligations under clause 7.1 with respect to the settlement of the Tranche Three A Shares, the Tranche Three B Shares and/or the Tranche Three C Shares, as applicable;

“Tranche Three Settlement Date” means:

(a)	with respect to the Tranche Three A Shares, 20 May 2011;

(b)	with respect to the Tranche Three B Shares, 20 January 2012; and

(c)	with respect to the Tranche Three C Shares, 20 April 2012;

“Tranche Three A Shares” means 13,700 fully paid “Class A” ordinary shares in the capital of the Company held by the Vendor;

“Tranche Three B Shares” means 6,800 fully paid “Class A” ordinary shares in the capital of the Company held by the Vendor;

“Tranche Three C Shares” means 4,500 fully paid “Class A” ordinary shares in the capital of the Company held by the Vendor;

“Tranche Three Shares” means the Tranche Three A Shares, the Tranche Three B Shares or the Tranche Three C Shares, as applicable;

“Tranche Four Purchase Price” means:

(a)	with respect to the Tranche Four A Shares, USD$3 million; and

(b)	with respect to the Tranche Four B Shares, USD$6 million;

“Tranche Four Settlement” means the performance by the Vendor and the Purchaser of their respective obligations under clause 8.1 with respect to the settlement of the Tranche Four A Shares and/or the Tranche Four B Shares, as applicable;

2

“Tranche Four Settlement Date” means, subject to clause 6.2(a):

(a)	with respect to the Tranche Four A Shares, 14 December 2012; and

(b)	with respect to the Tranche Four B Shares, 15 July 2013;

“Tranche Four A Shares” means 7,000 fully paid “Class A” ordinary shares in the capital of the Company held by the Vendor;

“Tranche Four B Shares” means:

(a)	14,250 fully paid “Class A” ordinary shares in the capital of the Company held by the Vendor;

(b)	The remaining fully paid “Class B” preference shares (if any) in the capital of the Company held by the Vendor; and

(c)	All other shares (if any) in the capital of the Company issued to the Vendor after the date of this Agreement,

but excluding, for the avoidance of doubt, such number of ordinary shares and preference shares as comprises 1.5% of the total issued ordinary shares and total preference shares in the capital of the Company; and

“Tranche Four Shares” means the Tranche Four A Shares and/or the Tranche Four B Shares, as applicable.”

(b)	Deleting clauses 6.2 and 6.3 and replacing them with the following:

“6.2
Non-Fulfilment of Condition Subsequent:  In the event that the Condition Subsequent is not satisfied on or before the Conditional Date, the Vendor must, as additional consideration for payment by the Purchaser of the Tranche One Purchase Price, the Tranche Two Purchase Price and the Tranche Three Purchase Price (insofar as it relates to the Tranche Three A Shares and the Tranche Three B Shares), transfer to the Purchaser on the Settlement Date for the Tranche Three C Shares both the Tranche Three C Shares and the Tranche Four Shares.  Accordingly, if the Condition Subsequent is not satisfied on or before the Conditional Date:

(a)	the Tranche Four Settlement Date shall be brought forward to the Settlement Date for the Tranche Three C Shares; and

(b)
on the Settlement Date for the Tranche Three C Shares the Vendor shall comply with its obligations under clauses 7.1(a) and (b) and 8.1 (a) and (b) with respect to both the Tranche Three C Shares and the Tranche Four Shares and shall transfer full legal and beneficial ownership of both the Tranche Three C Shares and the Tranche Four Shares to the Purchaser except that the Purchaser shall not be required to make any payment to the Vendor for the Tranche Three C Shares or the Tranche Four Shares under clauses 7.1(c) or 8.1(c) and the Tranche Three C Shares and the Tranche Four Shares will be transferred to the Purchaser in part consideration for the payment of the Tranche One Purchase Price, the Tranche Two Purchase Price and the Tranche Three Purchase Price (insofar as it relates to the Tranche Three A Shares and the Tranche Three B Shares).

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6.3	No Encumbrances: For the avoidance of doubt:

(a)	The Tranche Three C Shares and the Tranche Four Shares shall pass to the Purchaser under clause 6.2 free and clear of all Encumbrances; and

(b)	Title, property and risk to the Tranche Three C Shares and the Tranche Four Shares shall pass to the Purchaser on the Tranche Three Settlement Date upon transfer of such Shares to the Purchaser.

6.4
Escrow: To provide the Purchaser with comfort in connection with the Vendor’s performance of its obligations under clause 6.2, the Vendor shall deliver to the Purchaser’s solicitor at settlement of the Tranche Three B Shares:

(a)
a signed and undated share transfer form (in registrable form) for the Tranche Three C Shares and the Tranche Four Shares with the consideration stated to be RM1 (one Malaysian Ringgit) and the Purchaser specified as the transferee; and

(b)
a signed and undated directors’ resolution of the Company, signed by the Guarantor, approving the transfer of the Tranche Three C Shares and the Tranche Four Shares to the Purchaser and directing that the name of the Purchaser be entered in the Register of Members of the Company as holder of the relevant Shares upon production of the share transfer to the Company.

The Purchaser’s solicitor shall hold the share transfer and the directors’ resolution in escrow until the Tranche Three Settlement Date with respect to the Tranche Three C Shares at which time such documents shall be:

(c)	released from escrow to the Vendor, if the Purchaser notifies the Purchaser’s solicitor in writing that the Condition Subsequent was satisfied on or before the Conditional Date; or

(d)	released from escrow to the Purchaser, if the Purchaser notifies the Purchaser’s solicitor in writing that the Condition Subsequent was not satisfied on or before the Conditional Date.

The Purchaser’s obligation to make payment for the Tranche Three B Shares is subject to the Vendor complying with its obligations under this clause 6.4 on the settlement date for the Tranche Three B Shares.

(c)	Deleting clauses 7.1, 7.2 and 7.3 and replacing them with the following:

“7.1	Tranche Three Settlement: At settlement on the relevant Tranche Three Settlement Date:

(a)
The Vendor shall sell and transfer, and the Purchaser shall purchase and take a transfer of, the Tranche Three A Shares, the Tranche Three B Shares or the Tranche Three C Shares (as applicable) with all rights now attaching to them and all rights attaching to them as at the applicable Tranche Three Settlement;

(b)	The Vendor shall comply with its obligations under clause 4.3 with respect to the relevant Tranche Three Shares; and

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(c)
Contemporaneously with the Vendor complying with its obligations under clause 4.3 with respect to the relevant Tranche Three Shares (and, with respect to settlement of the Tranche Three B Shares, complying with its obligations under clause 6.4), the Purchaser will pay to the Vendor the applicable Tranche Three Purchase Price in cleared funds to such bank account as the Vendor specifies for that purpose by written notice to the Purchaser.

7.2
Right to Appoint Director:  With effect from completion of the Tranche Three Settlement of the Tranche Three C Shares (or completion of the transfer of the Tranche Three C Shares to the Purchaser under clause 6.2), whichever is applicable, the Vendor’s entitlement to appoint a director to the board of the Company under the Shareholders’ Agreement shall end, provided that the Guarantor hereby agrees to remain as a director of the Company beyond such date if requested by the Purchaser.

7.3
Tranche Three C Shares: For the avoidance of doubt, clause 7.1(c) shall only apply with respect to the transfer and settlement of the Tranche Three C Shares if the Condition Subsequent is satisfied on or before the Conditional Date. If the Condition Subsequent is not satisfied on or before the Conditional Date clause 7.1(c) shall not apply to the transfer and settlement of the Tranche Three C Shares and the Tranche Three C Shares shall be transferred to the Purchaser for no additional consideration in accordance with and pursuant to clause 6.”

(d)	Deleting clause 8.1 and replacing it with the following:

“8.1	Tranche Four Settlement: If the Condition Subsequent is satisfied on or before the Conditional Date then at settlement on the relevant Tranche Four Settlement Date:

(a)
The Vendor shall sell and transfer, and the Purchaser shall purchase and take a transfer of, the Tranche Four A Shares or the Tranche Four B Shares (as applicable) with all rights now attaching to them and all rights attaching to them as at the applicable Tranche Four Settlement;

(b)	The Vendor shall comply with its obligations under clause 4.3 with respect to the relevant Tranche Four Shares; and

(c)
Contemporaneously with the Vendor complying with its obligations under clause 4.3 with respect to the relevant Tranche Four Shares, the Purchaser will pay to the Vendor the applicable Tranche Four Purchase Price (which, in the case of the Tranche Four A Shares shall be less an amount equal to MYR111,150 which shall be retained by the Purchaser in repayment of the Gladioli Loan) in cleared funds to such bank account as the Vendor specifies for that purpose by written notice to the Purchaser.

8.2
Tranche Four Shares: For the avoidance of doubt, clause 8.1(c) shall only apply with respect to the transfer and settlement of the Tranche Four Shares if the Condition Subsequent is satisfied on or before the Conditional Date. If the Condition Subsequent is not satisfied on or before the Conditional Date clause 8.1(c) shall not apply to the transfer and settlement of the Tranche Four Shares and the Tranche Four A Shares and the Tranche Four B Shares shall be transferred to the Purchaser for no additional consideration in accordance with and pursuant to clause 6.”

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2.2	The parties hereby confirm the provisions of the Original Agreement and the provisions shall remain in full force and effect in all respects other than as amended under this Deed.

3.	Representations and Warranties

3.1	The Vendor represents and warrants to the Purchaser in the manner set out in clause 9 of the Original Agreement as if such clause were set out in full herein (with any necessary amendments).

3.2	The Purchaser represents and warrants to the Vendor in the manner set out in clause 11.1 of the Original Agreement as if such clause were set out in full herein (with any necessary amendments).

4.	Confidentiality

4.1	No party may reveal any information concerning this Deed or its subject matter to any third party other than:

(a)	As required by law or a regulatory body;

(b)	In good faith and in proper furtherance of the objects of this Deed;

(c)	To those of its employees, officers, professional or financial advisers, and bankers as is reasonably necessary but only on a strictly confidential basis;

(d)	To enforce its rights or to demand any claim or action under this Deed; or

(e)	Information already in the public domain through no fault of that party.

4.2	Clause 4.1 does not apply to any obligation of the Purchaser or Olympus Pacific Minerals Inc to make announcements on the Australian Securities Exchange or the Toronto Stock Exchange.

4.3	The Vendor shall not be liable for any public announcement made by the Purchaser or Olympus Pacific Minerals Inc except those approved beforehand by the Vendor.

5.	Guarantor

5.1
The Guarantor acknowledges and agrees that he will continue to be bound by the Original Agreement as amended by this Deed. This Deed and the amendments to the Original Agreement made pursuant to this Deed will not operate in any way to waive, limit or restrict the obligations of the Guarantor under the Original Agreement (as amended by this Deed).

5.2
The Guarantor warrants and undertakes that he has full authority to act for and on behalf of the Gladioli Companies and the shareholders of each of them in connection with the entry into this Deed and the performance of all obligations under the Original Agreement (as amended pursuant to this Deed).

6.	General

6.1	Costs: Each party will pay its own costs in connection with the negotiation, preparation, execution and implementation of this Deed.

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6.2
Counterparts:  This Deed may be executed in any number of counterparts.  A party who has executed a counterpart of this Deed may exchange that counterpart with another party by faxing or emailing the counterpart executed by it to that other party and, on request by that other party, will therefore promptly deliver to that other party the executed counterpart exchanged by fax or email.  However, delay or failure by that party to deliver a counterpart of this Deed executed by it will not affect the validity of this Deed.

6.3	Governing Law: This Deed shall be governed by and construed in accordance with the laws of Malaysia.

EXECUTED as a DEED

The Common Seal of GLADIOLI ENTERPRISES SDN BHD was by authority of its Board of Directors hereunto affixed in the presence of	) ) ) )
/s/ Alex Ling Lee Soon Director	/s/ Chean Meng Director / Secretary
Alex Ling Lee Soon Name	Chean Meng Name

EXECUTED AS A DEED for and on behalf of OLYMPUS PACIFIC MINERALS NZ LIMITED by:	) ) )
John A. G. Seton Director’s Name	/s/ John A. G. Seton Director’s Signature
Paul F. Seton Director’s Name	/s/ Paul F. Seton Director’s Signature

EXECUTED as a DEED by LING LEE SOON in the presence of:	) ) /s/ Ling Lee Soon
Ling Lee Soon

/s/ Jeffrey Su Khye San
Witness Signature

Jeffrey Su Khye San
Witness Name

Advocate
Occupation

Room 508, 5th Floor, Wisma Bukit Mata, Kuching, Sarawak
Jalan Tunku Abdul Rahman, Kuching, Sarawak
Address

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